                                                                   EXHIBIT 10.13

                             EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "Agreement"), effective as of January 1, 1998, between Data Return Corporation, a Texas corporation (the "Company"), and Michael S. Shiff, an individual ("Employee");

                                 WITNESSETH:

     WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Employee hereby agree as follows:

     1. Employment. The Company and Employee hereby agree that Employee shall be employed by the Company, for the period set forth in Paragraph 2, in the position and with the duties and responsibilities set forth in Paragraph 3, and upon the other terms and conditions herein provided.

     2. Term. The employment of Employee by the Company shall be for a period commencing effective as of January 1, 1998 and ending on December 31, 2002, unless further extended or sooner terminated as herein provided (the "Employment Term").

     3. Position and Duties. During the Employment Term, Employee shall hold the position of Vice President of Marketing, Sales and Business Development and shall report directly to the President of the Company. Employee initially shall be responsible for development of the Company's business plan and working to secure funding for the Company as described in paragraph 8 hereof. Employee shall further be responsible for working with senior management of the Company to develop strategic plans, develop new business opportunities and for managing the marketing and sales personnel within the Company. In addition, Employee shall have such duties, functions, responsibilities and authority as determined from time to time by the President and the Chief Executive Officer of the Company.

     4.  Compensation and Related Matters.

     (a) Base Salary.

          (i) Subject to adjustment as provided in Paragraph 4(a)(ii) below, during the Employment Term, the Company shall pay to Employee for his services hereunder a base salary at the following amounts per year, payable (except as provided below) in equal installments as nearly as practicable on the fifteenth and last days of each month in arrears, in accordance with the general payroll practices of the Company:



      Year          Base Salary   Deferred 1998 Base Salary
      ----          -----------   -------------------------

      1998             $150,000
      1999             $190,000            $20,000
      2000             $205,200            $20,000
      2001             $221,616
      2002             $239,345

          (ii) Notwithstanding the foregoing, no Base Salary shall accrue until the date upon which the funding referenced in Paragraph 8 hereof is received by the Company. The Base Salary for any particular year shall be prorated based upon the following formula: A/365 x Base Salary, where A is the number of days left in such year after the date on which the funding referenced in Paragraph 8 is received by the Company.

          (iii) The Company shall pay the Deferred 1998 Base Salary in the amount shown above on October 31, 1999 and October 31, 2000. The Deferred 1988 Base Salary for 1999 and 2000 shall be prorated based upon the following formula A/365 x $20,000, where A is the number of days left in 1998 after the date on which the funding referenced in Paragraph 8 is received by the Company.

          (iv) The Company shall withhold from any payments to be made to Employee hereunder such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

     (b) Performance Bonus. During each year during the Employment Term, Employee shall receive a bonus based upon the annual sales of the Company during each year of the Employment Term. By December 31 of each year commencing December 31, 1997, the Company shall adopt, with input from the Employee, a sales target for the next year which sales target shall represent a realistic sales objective for the Company for such year. Employee's performance bonus shall be an amount equal to A/B x C/365 x D, where A is equal to the Company's actual annual sales for the year in question, B is equal to the sales target for such year, C is equal to the number of days left in such year after the date on which the funding referenced in Paragraph 8 is received by the Company and D is equal to the following amounts for the following years:

         Year            Base Performance Bonus
         ----            ----------------------

         1998                    $10,000
         1999                    $50,000
         2000                    $55,000
         2001                    $60,500
         2002                    $66,550

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

The Performance Bonus shall be reconciled and paid within thirty (30) days after end of each calender quarter.

     (c) Employee Benefits. During the Employment Term, Employee shall be entitled to participate in any and all Company employee benefit plans, programs, and arrangements provided by the Company to its employees generally, subject to and on a basis consistent with the terms, conditions and overall administration (including eligibility and vesting requirements) of such plans, programs and arrangements.

     (d) Expenses. During the Employment Term, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in performing his duties and responsibilities hereunder upon the presentation by Employee of an itemized accounting of such expenditures, including receipts where required for federal income tax regulations.

     (e) Vacations. During the Employment Term, Employee shall be entitled to not less than three (3) weeks paid vacation during each twelve-month period commencing on the date of this Agreement through 1999 and four (4) weeks paid vacation during each twelve-month period thereafter. Employee shall also be entitled to the approximately ten (10) paid holidays given by the Company to its employees.

     (f) Fringe Benefits. During the Employment Term, Employee shall be entitled to fringe benefits in accordance with the policies, practices, and procedures of the Company from time to time in effect, commensurate with Employee's position and at least comparable to those received by any other executive officer of the Company. Without limiting the provisions of the immediately preceding sentence, during the Employment Term, Employee also shall be entitled to prompt reimbursement for the amount that Employee pays for private, individual life insurance coverage obtained by him on his own life, provided that the aggregate amount of such reimbursement shall not exceed
$ 1,000 per year.

     5.  Termination of Employment.

     (a) Death. Employee's employment hereunder shall terminate automatically upon his death.

     (b) Disability. Employee's employment hereunder shall terminate automatically upon the total and permanent disability (whether physical or mental) ("Disability") of Employee. For purposes of this Agreement, the "Disability" of Employee shall be deemed to have occurred if Employee shall have become unable to continue the proper performance of his duties hereunder on a full-time basis for a continuous period of six (6) months or more than six (6) months in a twelve (12) month period (the expiration of either such periods the "Disability Effective Date") as a result of his physical or mental incapacity, which is determined to be total and permanent by a qualified medical doctor selected by the Company and reasonably acceptable to Employee or his legal representative.

     (c) Termination by Company. The Company may terminate Employee's employment hereunder for Cause (hereinafter defined). For purposes of this Agreement, "Cause" shall mean any of the following:

          (i) willful misconduct by Employee that is materially and demonstrably detrimental to the Company, monetarily or otherwise, provided that prior written warning with reasonable opportunity for corrective action is provided by the Company;

          (ii) acts of dishonesty by Employee that result in a felony conviction under the laws of the State of Texas or Federal laws;

          (iii) acts of dishonesty by Employee that result in a felony conviction under the laws of the State of Texas or Federal laws and that result or are intended to result, directly or indirectly, in gain to or personal enrichment of Employee at the expense of the Company; and

          (iv) breach by the Employee of the agreement as set forth in section 8 hereof.

     (d) Termination by Company for Convenience. The Company may terminate Employee's employment for Convenience (hereinafter defined). For purposes of this Agreement, "Convenience" shall mean any termination by the Company of Employee's employment other than for Cause.

     (e) Resignation by Employee. Employee may terminate his employment hereunder by resigning at any time during the Employment Term for any reason.

     (f) Notice of Termination and Notice of Resignation. Any termination of Employee's employment hereunder by the Company or any termination of Employee's employment hereunder by Employee's resignation (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a Notice of Termination or Notice of Resignation to the other party hereto. For purposes of this Agreement, a "Notice of Termination" or "Notice of Resignation" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination for Disability or Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated, and (iii) specifies the Date of Termination or Date of Resignation (as hereinafter defined).

     (g) Date of Termination and Date of Resignation. For purposes of this Agreement, "Date of Termination" shall mean the effective date of termination of Employee's employment hereunder, which date shall be (i) if Employee's employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated because of his Disability, the Disability Effective Date, (iii) if Employee's employment is terminated by the Company for Cause, the date specified in the Notice of Termination, which date shall in no event be earlier than, or more than ten (10) business days after, the date such notice is given, and (iv) if Employee's employment is terminated for Convenience, the tenth (10th) business day following the date on which the Notice of Termination is given; provided, however, that if within five (5) business days after any Notice of Termination is given, Employee notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined (but only if determined in favor of Employee), either by mutual written agreement of the parties, by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). For purposes of this Agreement, "Date of Resignation" shall mean the tenth (10th) business day following the date on which the Notice of Resignation is given.

     7.  Obligations of Company Upon Termination of Employment.

     (a) If Employee's employment hereunder is terminated for Cause, the Company shall thereafter have no further obligations to the Employee under this Agreement except to pay all Base Salary, Deferred 1998 Base Salary, Performance Bonus and Employee Benefits accrued through the Date of Termination.

     (b) If Employee's employment hereunder is terminated by the Company for Convenience or if Employee resigns, (i) the Company shall pay all Base Salary, Deferred 1998 Base Salary, Performance Bonus and all employee benefits and fringe benefits specified in Paragraphs 4(c) and 4(f) accrued through the Date of Termination.

     (c) If the Company or substantially all of its assets is sold or if the Company makes an initial public offering, (i) all options granted to Employee shall immediately vest and become exercisable and (ii) all accrued Base Salary, Deferred 1998 Salary and Performance Bonus shall be paid immediately.

     (d) If, in connection with or as a result of the sale of the Company, the sale of substantially all of the Company's assets, or an initial public offering by the Company Employee's employment with the Company is terminated, all of Employee's employee benefits and fringe benefits specified in paragraphs 4(c) and 4(f) shall be continued until the first to occur of one (1) year following such sale or initial public offering or Employee's acceptance of another full time position of employment. This provision shall not be construed to shorten any time period during which benefits are required to be continued under any Federal or state law or regulation.

     7. Company Funding. Employee shall use his best efforts to assist the Company to secure funding in an amount of not less than approximately $800,000. Such funding shall be upon terms and conditions acceptable to the Company. Employee shall not be liable in any manner to the Company in the event such funding is not raised.

     8. Noncompetition. Employee agrees to not compete with the Company during the term of employment.

         (a) Employee agrees to not compete with the Company for a period of one year following the date of Resignation or Termination for Cause.

         (b) At the Company's option, Employee agrees to not compete with the Company for a period of one year following the date of Termination for Convenience, provided that the Company pays the employee an amount equal to the employees prior year's annual income, including salary and bonus, such amount to be paid on a bi-monthly basis.

         (c) However, in any event, the Company does not and will not deem the Employee's business activities in satellite communications and sales force automation to be competitive with the Company's business.

     9. Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given or made (i) when delivered personally, (ii) when sent by telefax, or (iii) when deposited in the United States mail, first class registered, certified mail, postage prepaid, return receipt requested, or with Federal Express, prepaid, to the party for which intended at the addresses specified on the signature page hereof for such parties (or at such other addresses as shall be specified by the parties by like notice).

     10. Grant of Stock Option. Concurrently with the execution and delivery by the parties of this Agreement, the Company shall grant to Employee an option (the "Option") to purchase from the Company that number of shares of Company stock equal to fifteen percent (15%) of the issued and outstanding shares of Company common stock, $1.00 par value per share, in accordance with the following terms and conditions:

     (a) All vested option ("stock") shall be subject to the terms and conditions of the Company's then-current shareholder's agreement which employee shall execute as a condition precedent to the exercise of any options.

     (b) The purchase price of the common stock covered by the Option shall be $58.74 per share (the "Option Price") based upon the understanding that 10,000 shares are issued and outstanding, and that the value of the Company as of this Agreement is $587,427.24 as determined by the formula '1' (one) multiplied by Annualized Quarterly Revenue based upon the most recent quarter completed. This amount shall be payable upon exercise by certified or cashier's check.

     (c) The Option shall be exercisable in whole or in part at any time, or in part from time to time, during the period beginning on the date of this Agreement and ending on the date which is ten (10) years from the date of this Agreement; provided, however, upon the termination of Employee's employment with the Company (I) any stock acquired pursuant to the Option shall be subject to repurchase by the Company in accordance with the percentages set forth in subparagraphs 10(b)(i), (ii) and (iii) and (II) the Option shall expire in accordance with the percentages set forth subparagraphs 10(b)(i), (ii) and
(iii), as follows:

          (i) If Employee is terminated for Cause other than for the reason specified 5(c)(iii) or if Employee resigns, the Company shall have the right to (i) repurchase the following percentage of all Company stock acquired by Employee pursuant to the Option at a price per share equal to the Option Price and (ii) cancel the following percentage of the Option then outstanding:

     Date of Termination      Percentage of Employee's Stock and Option
     -------------------         Subject to Repurchase and Cancellation
                                 --------------------------------------
On or before December 31, 1998                       100%
From January 1, 1999 through December 31, 1999        67%
From January 1, 2000 through December 31, 2000        33%
On or after January 1, 2001                          None

          (ii) If employee is terminated for Cause at any time during the term hereof for the reason specific in 5(c)(iii), the Company shall have the right to repurchase all of the Company Stock acquired by the Employee pursuant to the Option at a per share price equal to the Option Price and cancel all of the Option then outstanding.

          (iii) Except as provided in subparagraph (d) below if the Company terminates Employee's employment for Convenience, the Company shall have the right to (i) repurchase the following percentage of all Company stock acquired by Employee pursuant to the Option at a price per share equal to the Option Price and/or (ii) cancel the following percentage of the Option then outstanding:

     Date of Termination      Percentage of Employee's Stock and Option
     -------------------         Subject to Repurchase and Cancellation
                                 --------------------------------------
On or before March 1, 1998                         100%
March 2, 1998 through December 31, 1998             67%
From January 1, 1999 through December 31, 1999      33%
On or after January 1, 2000                        None

          (iv) If the funding referred to in Section 7 above occurs on or before March 1, 1998 and prior to the termination of Employee for Convenience, the percentage (of Employee's Stock and Option Subject to Repurchase and Cancellation) referred to in subsection (iii) above for the period on or before March 1, 1998 shall be reduced to 67%.

          (iii) If Employee's employment is terminated prior to January 1, 2001 in connection with (i) the sale of the Company or substantially all of its assets or (ii) an initial public offering, the Company shall not have the right to (i) repurchase any Company stock acquired by Employee pursuant to the Option or (ii) cancel the Option or any portion thereof.

     (d) The Option shall not be transferable except by will or pursuant to the laws of descent and distribution.

     (e) The Option shall be evidenced by a stock option agreement in form and substance mutually satisfactory to the parties which shall contain the terms and conditions set forth above and such other terms and conditions as the Company and Employee shall mutually agree upon.

     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

     12. Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that no party shall assign or otherwise transfer this Agreement or any of their rights or obligations hereunder without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     13. Amendment. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by both of the parties hereto.

     14. Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

     15. Severability. If any provision of this Agreement is held to be unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

     16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     17. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

     18. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

     19. Indemnification. Indemnification for Employee shall be the same as provided to other officers of the Company.

     20. Amendments. Both parties agree to make reasonable amendments, as may be necessary through February 28, 1998 so as to bring this Agreement in alignment with the Company's corporate documents and/or to bring the corporate documents in alignment with this Agreement, with the intent that the material components of this Agreement, including but not limited to the 15% stock option, the vesting schedule, and the salary and bonus will remain substantially as written herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.



                              DATA RETURN CORPORATION
Address:
801 Stadium Drive, Suite 117
Arlington, Texas 76011
                              By: /s/ Sunny C. Vanderbeck
                                 ---------------------------
                                 Name: Sunny C. Vanderbeck
                                      ----------------------
                                 Title: CEO
                                      ----------------------
Address:

5500 Weatherby Lane
Plano, Texas 75093               /s/ Michael S. Shiff
                                 ---------------------------
                                 Michael S. Shiff





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